Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Announces New Share Repurchase Program

PORTLAND, Ore. — February 9, 2010 — On February 8, 2010, the board of directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) authorized an additional 3 million shares of StanCorp common stock to its current share repurchase program.

“StanCorp has maintained an active repurchase program every year since becoming a public company,” said Greg Ness, president and chief executive officer. “The additional shares allow us to continue our efforts to opportunistically use share repurchases to enhance shareholder value while maintaining a capital structure that supports our growth.”

Share repurchases will be made in the open market or in negotiated transactions through December 31, 2011. The new repurchase program will add to the existing repurchase program, which had approximately 1.3 million shares remaining at December 31, 2009. The combined share authorization expires December 31, 2011.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.1 million customers nationwide as of December 31, 2009, with group and individual disability insurance, group life, AD&D, dental and vision insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2008 annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media and Public Affairs

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com